Exhibit 99.1

CONTACT:
WeissComm Partners
Julio Cantre, 415-946-1055
jcantre@wcpglobal.com

Alsius Corporation Reports Record Third Quarter 2008 Financial Results and Business Progress

Third quarter revenues increase 65 percent versus third quarter last year

Conference Call at 4:30 p.m. Eastern Time Today

IRVINE, Calif., November 6, 2008 -- Alsius Corporation (Nasdaq: ALUS), the worldwide leader in intravascular temperature management (IVTM™) therapies for critically ill patients, today reported on its financial results and business progress for the third quarter and nine months ended September 30, 2008.

Revenue for the third quarter of 2008 improved 65 percent to $3.1 million, compared with $1.9 million in the third quarter of 2007.  The net loss for the third quarter of 2008 improved to $4.9 million, or $0.23 per share, from $5.3 million, or $0.29 per share, for the third quarter of 2007.

Cash and cash equivalents were $9.9 million at September 30, 2008, compared with $13.3 million at June 30, 2008, and $24.4 million at December 31, 2007. Cash used for operating activities during the third quarter of 2008 was $2.4 million.  In addition, the company repaid $2.4 million of debt during the first nine months of 2008.

"We are proud to report the strongest quarter and nine months in Alsius history and to achieve back to back quarters of greater than $3 million of revenue.  This progress is a direct result of our team’s outstanding execution in bringing our leading IVTM solutions to patients and physicians," said Bill Worthen, President and CEO of Alsius.  “We continue to manage our resources prudently while we are investing in the long-term for our business.”

Recent Highlights and Accomplishments

“Continued U.S. growth during the third quarter, despite a difficult capital spending environment, coupled with a rebound in Europe, contributed to our results. We believe that both the growth in disposable revenue and the expansion of our U.S. pipeline of leads – the largest we have ever had – bode well for continued progress and reflects increasing awareness among critical care specialists of the importance and need for our IVTM solution,” commented Mr. Worthen.

-	AHA Recognizes Use of IVTM Technology
o
The American Heart Association (AHA) and the International Liaison Committee on Resuscitation (ILCOR) published an updated consensus statement reiterating that therapeutic hypothermia should be part of the standardized treatment strategy for comatose survivors of cardiac arrest and, for the first time, cited intravascular temperature management as a standard method for inducing hypothermia.  The statement appeared in the peer-reviewed journal Circulation on October 28.

-	Regulatory Progress
o
Received clearance from the U.S. Food and Drug Administration to market the Solex™ heat exchange catheter, which offers clinicians maximum heat exchange power from a standard neck insertion, while providing triple lumen central venous access.

-	Sales and Marketing Achievements
o	Increased the cumulative number of systems installed worldwide, with more than 725 Alsius IVTM systems currently installed in approximately 365 hospitals.
o	U.S. adoption of the newest IVTM system in Alsius’ product line, the Thermogard XP™, represented over 75 percent of systems sold worldwide in the third quarter of 2008.
o	Revenue from European sales more than doubled during the third quarter, compared to the same period last year.
o	Increased the percentage of revenues from sales of disposables.
o
Expanded customer financing options by providing short and long term rental opportunities through an agreement with Universal Hospital Services, Inc., a leading medical equipment lifecycle services company.  This agreement allows customers a bridge to capital purchase of Alsius IVTM systems, while also providing for temporary use of additional systems during peak periods.

-	Medical Meetings and Clinical Presentations
o
A leading peer-reviewed, intensive care journal published the results of a 49-patient study comparing the efficacy of IVTM and external cooling.  The study investigators found that patients cooled with IVTM reached target temperature significantly faster, were controlled more effectively and had reduced intensive care unit length of stay compared with the external method studied.

o	The use of the Thermogard XP in therapeutic warming during challenging cardiac surgery cases was highlighted in four presentations at the annual meeting of the American Society of Anesthesiology.
o
Attended medical conferences worldwide highlighting clinical presentations using Alsius IVTM for therapeutic cooling and re-warming , including the European Society of Intensive Care Medicine, Therapeutic Temperature Management Conference, the Society of Neurocritical Care Medicine and the Emergency Nurses Association.

Additional Third Quarter 2008 Financial Results

In the third quarter of 2008, gross profit was $0.5 million, compared with $0.6 million in the third quarter of 2007.  Gross profit includes a non-cash $0.4 million charge to increase inventory reserves to reflect results of a physical inventory.  Gross profit was $0.9 million before recording this charge.  Total operating expenses in the third quarter of 2008 decreased to $5.3 million, compared with $5.8 million for the third quarter of 2007.

2008 Nine Months Financial Results

Revenue for the nine months ended September 30, 2008 increased 35 percent to $8.6 million, compared to $6.4 million for the same period in 2007.  In the first nine months of 2008, gross profit was $2.1 million, compared to $1.0 million for the same period in 2007. Total operating expenses in the first nine months of 2008 were $16.9 million compared to $14.2 million for the same period in 2007.The net loss for the first nine months of 2008 decreased to $15.1 million, or $0.72 per share, from $16.6 million, or $1.21 per share, for the same period in 2007.

Conference Call Information

Alsius will hold a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss the Company's third quarter results and provide a corporate update.  To participate in the live call by telephone, please dial 800-762-8779 from the U.S. or +1-480-629-9031. In addition, the live conference call is being webcast and can be accessed via the "Investor Relations" section of the Company's website at http://www.alsius.com.  Beginning 90 minutes after the conference call concludes, a replay will be available on Alsius' website or by 800-406-7325 from the U.S. or +1-303-590-3030 internationally, and entering passcode 3938382 when prompted. The telephone replay will be available through November 14, 2008.

About Alsius

Alsius, headquartered in Irvine, Calif., is a medical device company that develops, manufactures and sells proprietary products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, is becoming the standard of care for patients in select critical conditions and those undergoing a variety of surgical procedures. Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address the need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients. For more information, visit http://www.alsius.com.

Safe Harbor

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking. Such forward looking statements, based upon the current beliefs and expectations of Alsius' management, are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The information set forth herein should be read in light of such risks. Additional information concerning such risks and uncertainties are contained in Alsius' filings with the Securities and Exchange Commission, which can be accessed electronically on the Securities and Exchange Commission website at http://www.sec.gov or on the Investor Relations section of Alsius' website at http://www.alsius.com.

ALSIUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenue	$3,096	$1,880	$8,621	$6,405
Cost of revenue	2,574	1,272	6,550	5,386
Gross margin	522	608	2,071	1,019

Operating expenses:
Research and development	1,176	1,002	3,355	2,595
Sales and marketing	2,892	2,723	9,441	7,755
General and administrative	1,209	2,104	4,065	3,825
Total operating expenses	5,277	5,829	16,861	14,175
Loss from operations	(4,755)	(5,221)	(14,790)	(13,156)
Interest income	43	385	230	438
Interest expense	(150)	(418)	(533)	(3,773)
Other income (expense)	—	2	—	(79)
Net loss	$(4,862)	$(5,252)	$(15,093)	$(16,570)
Net loss per share- basic and diluted	$(0.23)	$(0.29)	$(0.72)	$(1.21)
Weighted average shares outstanding-basic and diluted	21,076,134	18,297,232	20,859,801	13,735,009

ALSIUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share data)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$9,909	$24,427
Accounts receivable, net of allowances of $58 and $44	1,921	2,162
Inventories	5,390	6,680
Prepaid expenses	279	284
Total current assets	17,499	33,553
Property and equipment, net	1,128	1,034
Evaluation equipment, net	1,112	673
Other assets	250	342
TOTAL	$19,989	$35,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,058	$2,732
Accrued liabilities	2,040	1,916
Current portion of long-term debt	3,216	3,200
Current portion of capital lease obligations	27	25
Total current liabilities	6,341	7,873
Long-term debt –less current portion	1,288	3,569
Capital lease obligations	62	82
Other liabilities	49	66
Total liabilities	7,740	11,590

Commitments and Contingencies

Shareholders’ Equity :
Preferred stock, $0.0001 par value—1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value—75,000,000 shares authorized; 21,076,134 and 18,253,500 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	2	2
Additional paid-in capital	125,567	122,237
Accumulated deficit	(113,320)	(98,227)
Total shareholders’ equity	12,249	24,012
TOTAL	$19,989	$35,602

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